UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2017 (March 2, 2017)

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-12991	64-0659571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi	38804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (662) 680-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 –Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2017, the board of directors (the “Board”) of BancorpSouth, Inc. (the “Company”) appointed Chris A. Bagley as the interim Chief Financial Officer and Treasurer of the Company, and the BancorpSouth Bank (the “Bank”) board of directors appointed Mr. Bagley to related interim positions for the Bank. These appointments are to be effective on March 11, 2017, immediately following the retirement of the Company’s current Chief Financial Officer, William L. Prater (previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2016).

Mr. Bagley will continue to serve in these interim roles until the Board appoints a new Chief Financial Officer. The Company has engaged a search firm and is actively working with this firm to identify candidates for this position.

Mr. Bagley has served as the Company’s President and Chief Operating Officer since August 15, 2014 and will continue to serve in these positions while fulfilling his interim duties. Background information regarding Mr. Bagley and his business experience is included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2017 and the Company’s Current Report on Form 8-K that was filed with the SEC on June 27, 2014. This information is incorporated by reference into this Current Report.

There are no family relationships between Mr. Bagley and any director or other executive officer of the Company, and Mr. Bagley was not appointed to any position with the Company or the Bank pursuant to any arrangement or understanding with any person.

There are no transactions involving Mr. Bagley and the Company that require disclosure under Item 404(a) of Regulation S-K. In connection with his appointment to these interim positions with the Company and the Bank, the Company and Mr. Bagley did not enter into any new, and did not amend any existing, compensatory or other material plans, contracts or arrangements, nor did the Company make any additional grants or awards to Mr. Bagley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORPSOUTH, INC.

By:	/s/ Cathy Freeman
Cathy S. Freeman
Senior Executive Vice President and
Chief Administrative Officer

Date: March 8, 2017